UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

CRYOPORT, INC.
 (Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 15, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of CryoPort, Inc. (the “Company”) approved the grant of two stock options to Larry G. Stambaugh, the Company’s Chief Executive Officer and Chairman of the Board.
The first stock option was a grant to purchase an aggregate of 362,232 shares of the Company’s common stock at an exercise price of $0.66, the closing price of the Company’s common stock on the date of grant. This stock option was fully vested on the date of grant. Pursuant to his employment agreement, Mr. Stambaugh earned a cash incentive bonus in the amount of $216,000, for the fiscal year ended March 31, 2010. However, due to the Company’s focus on expending cash resources towards the commercialization and launch of its CryoPort Express Shipping solution, Mr. Stambaugh agreed to accept a stock option grant in lieu of the cash bonus. In fixing the number of shares to be covered by the foregoing stock option grant, the Compensation Committee used the Black-Scholes valuation model to determine a stock option grant that would have a fair value approximating the amount of Mr. Stambaugh’s earned cash bonus.
The second stock option grant was made pursuant to Mr. Stambaugh’s employment agreement and was a grant to purchase 420,000 shares of the Company’s common stock also at an exercise price of $0.66 per share. The second option vested as to 25% of the underlying shares on the date of grant, with the remaining portion of the option vesting in three equal annual installments on the first, second and third anniversary of the date of grant. In determining to authorize the grant of the second option to Mr. Stambaugh, the Compensation Committee sought the advice of an independent compensation consultant, reviewed and compared comparable marketplace compensation, and considered the incentive nature of the option since its ultimate value is based on the future performance of the Company’s common stock. Further, the Compensation Committee considered Mr. Stambaugh’s extraordinary efforts in connection with the Company’s recently private financing and public offering which closed earlier in 2010, which provided necessary working capital towards the Company’s efforts to complete the launch of its CryoPort Express Shipping solution, the agreement with FedEx in February 2010 and recent agreement with DHL Express, as well as his continuing efforts to cause the Company to achieve a positive cash flow.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.
Date: September 17, 2010	By:	/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman